Exhibit 99.1

For Immediate Release

TIME INC. TO ACQUIRE THE ASSETS OF VIANT, A DATA-DRIVEN LEADER IN PEOPLE-BASED MARKETING

—Transaction Combines Time Inc.’s Premium Content, Subscriber and Visitor Data, and Advertising Inventory with Viant’s First-Party Data and Targeting Capabilities—

New York, NY (February 11, 2016) – Time Inc. (NYSE:TIME) today announced that it has entered into a series of agreements to acquire the assets of Viant Technology Inc., a data-driven leader in people-based marketing.

Upon acquisition of the business, Viant’s people-based performance platform will allow Time Inc. to participate in the growing $34 billion performance advertising segment by:

●	Targeting ad delivery to the optimal audiences;

●	Linking devices back to real people;

●	Converting ad spending to actual sales and closing the ROI loop.

The acquisition will enable Time Inc. to combine our premium content, subscriber and visitor data, and advertising inventory with Viant’s first-party data and targeting capabilities to bring substantial value to clients of both platforms. The combination will accelerate Time Inc.’s strategy of activating its user base across our portfolio of premium media brands.

“This acquisition is game changing for us,” said Time Inc. Chairman and CEO Joe Ripp. “Marketers are selecting media partners that have either data-driven capabilities or premium content; we will be able to deliver both in a single platform, and will stand apart from those that offer just one or the other. In other words, we will be able to deliver advertisers’ messages targeted to optimal audiences across all types of devices, along with the ability to measure ROI.”

About Time Inc.

Time Inc. (NYSE:TIME) is one of the world’s leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom, such as Decanter, Horse & Hound and Wallpaper*. Time Inc. is home to celebrated franchises and events, including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsperson of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attend our live media events every year. We have been extending the power of our brands through various investments and acquisitions, including the formation of Sports Illustrated Play, a new business devoted to youth and amateur sports, and the acquisition of inVNT, a company that specializes in live media. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.

About Viant

Viant is the premier people-based advertising technology company, enabling marketers to plan, execute and measure their digital media investments through a cloud-based platform. Built on a foundation of people instead of cookies, the Viant Advertising Cloud™ provides marketers with access to over 1.2 billion registered users, one of the largest registered user databases in the world, infusing accuracy, reach and accountability into cross device advertising. Founded in 1999, Viant owns and operates several leading digital ad technology and media companies including Specific Media, Vindico, Myspace and Xumo. For more information, please visit www.viantinc.com.

CONTACTS:

Investor Relations and Corporate Communications

Jaison Blair (212) 522-5952

Tanya Levy-Odom (212) 522-9225